Exhibit 99.1

News Release Linda McNeill Investor Relations (713) 267-7622
FOR IMMEDIATE RELEASE

Bristow Group Reports Third Quarter Fiscal Year 2018 Results

HOUSTON, February 8, 2018 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the three and nine months ended December 31, 2017. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three Months Ended December 31,			Nine Months Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Operating revenue	$345,528	$324,353	6.5%	$1,043,249	$1,024,199	1.9%
Net loss attributable to Bristow Group	(8,273)	(21,927)	62.3%	(94,757)	(92,496)	(2.4)%
Diluted loss per share	(0.23)	(0.62)	62.9%	(2.69)	(2.64)	(1.9)%
Adjusted EBITDA (1)	34,964	22,918	52.6%	82,545	67,397	22.5%
Adjusted net loss (1)	(18,450)	(10,121)	(82.3)%	(59,198)	(34,415)	(72.0)%
Adjusted diluted loss per share (1)	(0.52)	(0.29)	(79.3)%	(1.68)	(0.98)	(71.4)%
Operating cash flow	26,027	(42,893)	*	(9,307)	(14,098)	34.0%
Capital expenditures	12,124	17,860	(32.1)%	36,441	119,726	(69.6)%
Rent expense	42,620	53,652	(20.6)%	158,519	156,890	1.0%

	December 31, 2017	September 30, 2017	March 31, 2017	% Change September 30, 2017 to December 31, 2017	% Change March 31, 2017 to December 31, 2017
Cash	$117,848	$97,343	$96,656	21.1%	21.9%
Undrawn borrowing capacity on Revolving Credit Facility	387,584	292,039	260,320	32.7%	48.9%
Total liquidity	$505,432	$389,382	$356,976	29.8%	41.6%
______________
* percentage change too large to be meaningful or not applicable

(1)	A full reconciliation of non-GAAP financial measurements is included at the end of this news release

“Our third quarter results continue to demonstrate the success of the new Bristow in the face of ongoing industry challenges,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group. “Our adjusted EBITDA was better than expected in the third quarter led by higher revenue from increased flying activity across several regions, while also benefiting from the operating leverage created by our lower cost hub structure. In addition, the third quarter benefited significantly from OEM cost recoveries, which, when coupled with capex deferrals, revenue improvement and cost control measures, delivered a significant increase in cash and liquidity.”
BUSINESS AND FINANCIAL HIGHLIGHTS

•
Our operating revenue showed continued improvement year-over-year as all U.K. SAR bases are fully online, fixed wing services were accretive, and oil and gas service activity benefited from short-term activity in the North Sea off Norway and in the U.S. Gulf of Mexico. In addition, during the December 2017 quarter, we recovered $125 million in OEM costs resulting in a $13.1 million reduction in rent expense (included in direct cost) and a corresponding increase in adjusted EBITDA.

•
We are raising our fiscal 2018 adjusted EBITDA guidance to $100 million - $115 million from $55 million - $85 million provided in November 2017, as a result of better than expected operational and financial performance including OEM cost recoveries.

•
We had $505.4 million of total liquidity as of December 31, 2017, an increase of $116 million or 30% in the December 2017 quarter; we are raising our liquidity guidance as of March 31, 2018 to a range of $450 million to $480 million, an increase of approximately $40 million over our November 2017 guidance, primarily due to the issuance of $143.8 million of 4½% Convertible Senior Notes due 2023, net of amounts used to pay down existing bank debt.

“I am incredibly proud of our team members who are delivering on our fiscal 2018 priorities of safety improvement, cost efficiencies, portfolio management and increased revenue,” said Jonathan Baliff. “While the third quarter results tangibly demonstrate efforts like the OEM cost recoveries, the remainder of fiscal 2018 will remain challenging due to continued oversupply of aircraft and limited visibility into our clients’ demand for aviation services. Our lower cost structure works for our clients, but we must continue to improve Target Zero safety as we successfully compete in a short cycle market that will likely continue into fiscal 2019.”
Operating revenue from external clients by line of service was as follows:

	Three Months Ended December 31,
	2017	2016	% Change

	(in thousands, except percentages)
Oil and gas services	$236,655	$232,287	1.9%
Fixed wing services	52,476	44,811	17.1%
U.K. SAR services	55,659	45,193	23.2%
Corporate and other	738	2,062	(64.2)%
Total operating revenue	$345,528	$324,353	6.5%
The year-over-year increase in revenue was primarily driven by an increase in U.K. SAR services revenue due to additional bases coming online in fiscal years 2017 and 2018, an increase in our fixed wing services in our Europe Caspian, Asia Pacific and Africa regions and an increase in operating revenue for our oil and gas services primarily in our Americas and Europe Caspian regions due to an increase in activity. The activity level increase across our business was driven mostly by short term contracts, ad hoc and increased flying on existing contracts as we continue to see some stability in certain markets, especially in Norway and in the U.S. Gulf of Mexico.
The year-over-year change in net loss and diluted loss per share was primarily driven by one-time income tax benefits, higher revenue in the December 2017 quarter as discussed above, lower rent expense resulting from OEM cost recoveries in the December 2017 quarter and impairment charges on goodwill recorded in the December 2016 quarter that did not recur in the December 2017 quarter. These favorable changes were partially offset by higher interest expense and a higher loss on disposal of assets in the December 2017 quarter.
The GAAP net loss and diluted loss per share for the December 2017 quarter included the following special items:

•
Organizational restructuring costs of $2.8 million ($2.5 million net of tax), or $0.07 per share, included in direct cost and general and administrative expense, resulting from separation programs across our global organization designed to increase efficiency and reduce costs, and

•
A non-cash benefit from tax items of $15.1 million, or $0.42 per share, including a $75.6 million benefit related to the revaluation of net deferred tax liabilities to a lower tax rate resulting from the enactment of the Tax Cuts and Jobs Act (the “Act”) in December 2017 and ongoing impact of valuation of deferred tax assets and recent financings of $1.0 million, partially offset by the impact of deemed repatriation of foreign earnings under the Act of $61.5 million.

Additionally, we had a loss on disposal of assets of $4.6 million ($2.5 million net of tax), or $0.07 per share, during the December 2017 quarter primarily related to a loss of $3.0 million from the sale or disposal of aircraft and other equipment.
Excluding the effect of special items and the loss on disposal of assets, the year-over-year change in adjusted net loss and adjusted diluted loss per share is primarily driven by an adjusted income tax expense in the December 2017 quarter compared to an adjusted income tax benefit in the December 2016 quarter and an increase in interest expense, partially offset by the increase in U.K. SAR, fixed wing services and oil and gas services revenue and the benefit from the OEM cost recoveries discussed above. The year-over-year change in adjusted EBITDA was primarily driven by the same increase in revenue and benefit from OEM cost recoveries.
The December 2016 quarter was also impacted by special items as reflected in the table at the end of this release.
LIQUIDITY AND FINANCIAL FLEXIBILITY
Don Miller, Senior Vice President and Chief Financial Officer, commented, “Our liquidity improved significantly by $116 million or 30% to $505.4 million at the end of the December 2017 quarter primarily due to the recovery of OEM costs and the issuance of $143.8 million of our convertible senior notes. In addition, we paid down $135.4 million of our bank term loans and ended the quarter with $400 million available under our revolver, before $12 million in letters of credit. We are raising our liquidity guidance as of March 31, 2018 to a range of $450 million to $480 million from $410 million to $450 million provided in November 2017 as we take actions to improve revenue, reduce cost, manage working capital and leverage our existing assets.”
REGIONAL PERFORMANCE

Europe Caspian

	Three Months Ended December 31,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$189,910	$172,844	9.9%
Operating income	$5,312	$(303)	*
Operating margin	2.8%	(0.2)%	*
Adjusted EBITDA	$18,614	$9,123	104.0%
Adjusted EBITDA margin	9.8%	5.3%	84.9%
Rent expense	$29,499	$34,115	(13.5)%
_____________

 * percentage change too large to be meaningful or not applicable
The increase in operating revenue from the December 2016 quarter to the December 2017 quarter was primarily driven by an increase from the start-up of U.K. SAR bases since the December 2016 quarter, an increase in Norway primarily due to increases in activity and short-term contracts and an increase in fixed wing revenue. Partially offsetting these increases was a decrease in U.K. oil and gas revenue. Eastern Airways contributed $29.5 million and $25.1 million in operating revenue for the December 2017 quarter and December 2016 quarter, respectively.
A substantial portion of our operations in the Europe Caspian region are contracted in the British pound sterling, which depreciated significantly against the U.S. dollar in the December 2016 quarter as a result of Brexit. As a result of the changes in the British pound sterling, adjusted EBITDA was favorably impacted from foreign exchange changes of $0.7 million during the December 2017 quarter compared to an unfavorable impact of $11.3 million during the December 2016 quarter.
During the December 2017 quarter, we recorded a benefit to rent expense within our Europe Caspian region results of $7.1 million related to the OEM cost recoveries. Additionally, during the December 2016 quarter, we recorded an impairment of $8.7 million for the remaining goodwill related to Eastern Airways, which contributed to the operating loss in the December 2016 quarter, but was adjusted for in our calculation of adjusted EBITDA.
Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin increased in the December 2017 quarter primarily due an increase in operating revenue as a result of increased activity, the benefit to rent expense in the December 2017 quarter related to the OEM cost recoveries and favorable impacts from changes in foreign currency exchange rates, with operating income and operating margin also improving due to the goodwill impairment in the December 2016 quarter. These benefits were partially offset by increased salaries and benefits and maintenance expense year-over-year due to the increase in activity. Eastern Airways contributed a negative $4.1 million and a negative $2.1 million in adjusted EBITDA for the December 2017 quarter and December 2016 quarter, respectively.

Africa

	Three Months Ended December 31,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$47,915	$49,587	(3.4)%
Operating income	$10,470	$10,441	0.3%
Operating margin	21.9%	21.1%	3.8%
Adjusted EBITDA	$14,206	$17,012	(16.5)%
Adjusted EBITDA margin	29.6%	34.3%	(13.7)%
Rent expense	$2,048	$1,767	15.9%
Operating revenue for Africa decreased in the December 2017 quarter due to an overall decrease in activity compared to the December 2016 quarter. Activity declined with certain clients and certain contracts ended, which was only partially offset by an increase in activity with other clients. Additionally, fixed wing services in Africa generated $2.0 million and $1.0 million of operating revenue for the December 2017 quarter and December 2016 quarter, respectively.
Operating income remained flat while adjusted EBITDA and adjusted EBITDA margin decreased in the December 2017 quarter primarily due to the impact of changes in foreign currency exchange rates, which negatively impacted adjusted EBITDA by $2.2 million compared to the December 2016 quarter.
Americas

	Three Months Ended December 31,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$60,345	$53,024	13.8%
Earnings from unconsolidated affiliates	$2,097	$831	152.3%
Operating income	$5,308	$2,226	138.5%
Operating margin	8.8%	4.2%	109.5%
Adjusted EBITDA	$12,689	$10,039	26.4%
Adjusted EBITDA margin	21.0%	18.9%	11.1%
Rent expense	$6,295	$5,638	11.7%
Operating revenue increased in the December 2017 quarter primarily due to an increase in activity from our U.S. Gulf of Mexico oil and gas operations and additional revenue from the search and rescue consortium in the U.S. Gulf of Mexico, partially offset by a decrease in operating revenue in Trinidad and Brazil due to lower activity.
Earnings from unconsolidated affiliates, net of losses, increased $1.3 million primarily due to an increase in earnings from our investment in Líder in Brazil due to reduced salaries and benefits and less of an unfavorable change in exchange rates which decreased our earnings from our investment in Líder by $0.8 million in the December 2017 quarter and decreased our earnings from our investment in Líder by $1.2 million in the December 2016 quarter.
The increases in operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin were driven by the increase in revenue and earnings from unconsolidated affiliates discussed above, partially offset by an increase in rent expense.

Asia Pacific

	Three Months Ended December 31,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$50,248	$49,092	2.4%
Operating loss	$(941)	$(9,012)	89.6%
Operating margin	(1.9)%	(18.4)%	89.7%
Adjusted EBITDA	$4,797	$(5,027)	*
Adjusted EBITDA margin	9.5%	(10.2)%	*
Rent expense	$2,807	$10,247	(72.6)%
_____________
 * percentage change too large to be meaningful or not applicable
Operating revenue increased in the December 2017 quarter primarily due to an increase from our fixed wing operations as Airnorth contributed $21.0 million and $18.7 million in operating revenue for the December 2017 quarter and December 2016 quarter, respectively.
Operating loss, operating margin, adjusted EBITDA and adjusted EBITDA margin improved in the December 2017 quarter primarily due to a benefit to rent expense of $6.0 million recorded in the December 2017 quarter related to the OEM cost recoveries and the increase in operating revenue discussed above. Airnorth contributed $2.2 million and $1.1 million in adjusted EBITDA for the December 2017 quarter and December 2016 quarter, respectively.
Corporate and other

	Three Months Ended December 31,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$743	$2,099	(64.6)%
Operating loss	$(19,055)	$(21,575)	11.7%
Adjusted EBITDA	$(15,342)	$(8,229)	(86.4)%
Rent expense	$1,971	$1,885	4.6%
Operating revenue decreased in the December 2017 quarter primarily due to a decrease in Bristow Academy revenue due to the sale of Bristow Academy on November 1, 2017.
Operating loss was lower for the December 2017 quarter primarily due to the sale of Bristow Academy, which incurred less of an operating loss in the December 2017 quarter compared to the December 2016 quarter. Adjusted EBITDA decreased primarily due to foreign currency transaction losses of $0.3 million recorded in the December 2017 quarter versus foreign currency transaction gains of $10.7 million in the December 2016 quarter.
GUIDANCE
Guidance for selected financial measures is included in the tables that follow.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, February 9, 2018 to review financial results for the fiscal year 2018 third quarter ended December 31, 2017. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2018 Third Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days.
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow has major operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings and liquidity guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, original equipment manufacturer recoveries, expected capital expenditure deferrals and, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2017 and annual report on Form 10-K for the fiscal year ended March 31, 2017. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016

Gross revenue:
Operating revenue from non-affiliates	$328,944	$305,789	$991,655	$969,779
Operating revenue from affiliates	16,584	18,564	51,594	54,420
Reimbursable revenue from non-affiliates	15,207	13,090	43,271	40,109
	360,735	337,443	1,086,520	1,064,308
Operating expense:
Direct cost	271,864	260,343	842,128	831,516
Reimbursable expense	14,725	12,206	42,365	38,096
Depreciation and amortization	31,682	29,768	94,119	93,054
General and administrative	43,366	45,409	138,695	149,278
	361,637	347,726	1,117,307	1,111,944

Loss on impairment	—	(8,706)	(1,192)	(16,278)
Loss on disposal of assets	(4,591)	(874)	(12,418)	(13,077)
Earnings from unconsolidated affiliates, net of losses	1,996	766	3,394	4,777
Operating loss	(3,497)	(19,097)	(41,003)	(72,214)

Interest expense, net	(19,093)	(12,179)	(53,677)	(34,533)
Other income (expense), net	(766)	1,668	147	(1,518)
Loss before provision for income taxes	(23,356)	(29,608)	(94,533)	(108,265)
Benefit (provision) for income taxes	13,419	3,560	(2,546)	11,038
Net loss	(9,937)	(26,048)	(97,079)	(97,227)
Net loss attributable to noncontrolling interests	1,664	4,121	2,322	4,731
Net loss attributable to Bristow Group	$(8,273)	$(21,927)	$(94,757)	$(92,496)

Loss per common share:
Basic	$(0.23)	$(0.62)	$(2.69)	$(2.64)
Diluted	$(0.23)	$(0.62)	$(2.69)	$(2.64)

Non-GAAP measures:
Adjusted EBITDA	$34,964	$22,918	$82,545	$67,397
Adjusted EBITDA margin	10.1%	7.1%	7.9%	6.6%
Adjusted net loss	$(18,450)	$(10,121)	$(59,198)	$(34,415)
Adjusted diluted loss per share	$(0.52)	$(0.29)	$(1.68)	$(0.98)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$117,848	$96,656
Accounts receivable from non-affiliates	202,141	198,129
Accounts receivable from affiliates	12,638	8,786
Inventories	133,993	124,911
Assets held for sale	31,038	38,246
Prepaid expenses and other current assets	43,668	41,143
Total current assets	541,326	507,871
Investment in unconsolidated affiliates	211,115	210,162
Property and equipment – at cost:
Land and buildings	241,792	231,448
Aircraft and equipment	2,511,322	2,622,701
	2,753,114	2,854,149
Less – Accumulated depreciation and amortization	(673,930)	(599,785)
	2,079,184	2,254,364
Goodwill	20,299	19,798
Other assets	115,233	121,652
Total assets	$2,967,157	$3,113,847

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$87,428	$98,215
Accrued wages, benefits and related taxes	55,652	59,077
Income taxes payable	5,320	15,145
Other accrued taxes	6,095	9,611
Deferred revenue	17,922	19,911
Accrued maintenance and repairs	28,468	22,914
Accrued interest	6,292	12,909
Other accrued liabilities	72,292	46,679
Deferred taxes	—	830
Short-term borrowings and current maturities of long-term debt	93,136	131,063
Total current liabilities	372,605	416,354
Long-term debt, less current maturities	1,102,765	1,150,956
Accrued pension liabilities	54,291	61,647
Other liabilities and deferred credits	37,768	28,899
Deferred taxes	141,904	154,873
Redeemable noncontrolling interest	3,859	6,886

Stockholders’ investment:
Common stock	381	379
Additional paid-in capital	844,825	809,995
Retained earnings	894,684	991,906
Accumulated other comprehensive loss	(307,353)	(328,277)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,247,741	1,289,207
Noncontrolling interests	6,224	5,025
Total stockholders’ investment	1,253,965	1,294,232
Total liabilities, redeemable noncontrolling interest and stockholders’ investment	$2,967,157	$3,113,847

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(97,079)	$(97,227)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	94,119	93,054
Deferred income taxes	(14,665)	(20,991)
Write-off of deferred financing fees	1,138	—
Discount amortization on long-term debt	343	1,314
Loss on disposal of assets	12,418	13,077
Loss on impairment	1,192	16,278
Deferral of lease payment	2,423	—
Stock-based compensation	8,776	9,508
Equity in earnings from unconsolidated affiliates in excess of dividends received	(3,185)	(4,294)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(3,785)	15,787
Inventories	(4,618)	(2,912)
Prepaid expenses and other assets	10,250	(4,359)
Accounts payable	(14,540)	(7,395)
Accrued liabilities	(5,528)	(19,891)
Other liabilities and deferred credits	3,434	(6,047)
Net cash used in operating activities	(9,307)	(14,098)
Cash flows from investing activities:
Capital expenditures	(36,441)	(119,726)
Proceeds from asset dispositions	48,547	14,344
Proceeds from OEM cost recoveries	94,463	—
Deposits received on aircraft held for sale	—	290
Net cash provided by (used in) investing activities	106,569	(105,092)
Cash flows provided by (used in) financing activities:
Proceeds from borrowings	548,768	360,240
Debt issuance costs	(11,653)	(3,883)
Repayment of debt	(609,667)	(243,677)
Purchase of 4½% Convertible Senior Notes call option	(40,393)	—
Proceeds from issuance of warrants	30,259	—
Partial prepayment of put/call obligation	(36)	(38)
Dividends paid to noncontrolling interest	—	(2,533)
Payment of contingent consideration	—	(10,000)
Common stock dividends paid	(2,465)	(7,366)
Repurchases for tax withholdings on vesting of equity awards	(591)	(762)
Net cash provided by (used in) financing activities	(85,778)	91,981
Effect of exchange rate changes on cash and cash equivalents	9,708	(5,942)
Net increase (decrease) in cash and cash equivalents	21,192	(33,151)
Cash and cash equivalents at beginning of period	96,656	104,310
Cash and cash equivalents at end of period	$117,848	$71,159

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	22,909	20,921	68,762	65,703
Africa	7,417	7,145	22,561	22,869
Americas	7,954	5,337	23,810	17,504
Asia Pacific	6,672	6,691	19,991	19,759
Consolidated	44,952	40,094	135,124	125,835
Operating revenue:
Europe Caspian	$189,910	$172,844	$570,983	$548,070
Africa	47,915	49,587	146,523	153,055
Americas	60,345	53,024	178,884	168,578
Asia Pacific	50,248	49,092	153,365	155,144
Corporate and other	743	2,099	3,912	7,917
Intra-region eliminations	(3,633)	(2,293)	(10,418)	(8,565)
Consolidated	$345,528	$324,353	$1,043,249	$1,024,199
Consolidated operating loss:
Europe Caspian	$5,312	$(303)	$19,610	$18,468
Africa	10,470	10,441	28,353	19,954
Americas	5,308	2,226	11,535	5,790
Asia Pacific	(941)	(9,012)	(19,374)	(24,480)
Corporate and other	(19,055)	(21,575)	(68,709)	(78,869)
Loss on disposal of assets	(4,591)	(874)	(12,418)	(13,077)
Consolidated	$(3,497)	$(19,097)	$(41,003)	$(72,214)
Operating margin:
Europe Caspian	2.8%	(0.2)%	3.4%	3.4%
Africa	21.9%	21.1%	19.4%	13.0%
Americas	8.8%	4.2%	6.4%	3.4%
Asia Pacific	(1.9)%	(18.4)%	(12.6)%	(15.8)%
Consolidated	(1.0)%	(5.9)%	(3.9)%	(7.1)%
Adjusted EBITDA:
Europe Caspian	$18,614	$9,123	$58,716	$43,273
Africa	14,206	17,012	40,206	39,350
Americas	12,689	10,039	33,430	34,317
Asia Pacific	4,797	(5,027)	502	(10,513)
Corporate and other	(15,342)	(8,229)	(50,309)	(39,030)
Consolidated	$34,964	$22,918	$82,545	$67,397
Adjusted EBITDA margin:
Europe Caspian	9.8%	5.3%	10.3%	7.9%
Africa	29.6%	34.3%	27.4%	25.7%
Americas	21.0%	18.9%	18.7%	20.4%
Asia Pacific	9.5%	(10.2)%	0.3%	(6.8)%
Consolidated	10.1%	7.1%	7.9%	6.6%

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Depreciation and amortization:
Europe Caspian	$12,771	$11,185	$36,789	$33,594
Africa	3,664	4,007	10,330	12,680
Americas	6,909	7,060	20,906	25,669
Asia Pacific	4,479	4,973	15,347	13,586
Corporate and other	3,859	2,543	10,747	7,525
Consolidated	$31,682	$29,768	$94,119	$93,054
Rent expense:
Europe Caspian	$29,499	$34,115	$102,803	$100,007
Africa	2,048	1,767	6,424	6,101
Americas	6,295	5,638	18,480	16,258
Asia Pacific	2,807	10,247	24,356	28,803
Corporate and other	1,971	1,885	6,456	5,721
Consolidated	$42,620	$53,652	$158,519	$156,890

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of December 31, 2017
(Unaudited)

	Percentage of Current Period Operating Revenue	Aircraft in Consolidated Fleet
		Helicopters			Fixed Wing (1)		Unconsolidated Affiliates (4)
		Small	Medium	Large		Total (2)(3)		Total
Europe Caspian	54%	—	16	79	32	127	—	127
Africa	14%	9	28	5	5	47	48	95
Americas	17%	16	41	16	—	73	66	139
Asia Pacific	15%	—	10	21	14	45	—	45
Total	100%	25	95	121	51	292	114	406
Aircraft not currently in fleet: (5)
On order		—	—	27	—	27
Under option		—	—	4	—	4
_____________

(1)
Eastern Airways operates a total of 32 fixed wing aircraft in the Europe Caspian region and provides technical support for three fixed wing aircraft in the Africa region. Additionally, Airnorth operates a total of 14 fixed wing aircraft, which are included in the Asia Pacific region.

(2)	Includes 9 aircraft held for sale and 102 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Fixed Wing	Total
Europe Caspian	—	2	—	—	2
Africa	—	1	—	1	2
Americas	—	4	—	—	4
Asia Pacific	—	—	—	1	1
Total	—	7	—	2	9

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Fixed Wing	Total
Europe Caspian	—	6	40	14	60
Africa	—	1	2	2	5
Americas	3	14	6	—	23
Asia Pacific	—	3	7	4	14
Total	3	24	55	20	102

(3)	The average age of our fleet was approximately nine years as of December 31, 2017.

(4)
The 114 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 44 helicopters (primarily medium) and 22 fixed wing aircraft owned and managed by Líder Táxi Aéreo S.A. (“Líder”), our unconsolidated affiliate in Brazil included in the Americas region, and 41 helicopters and seven fixed wing aircraft owned by Petroleum Air Services (“PAS”), our unconsolidated affiliate in Egypt included in the Africa region.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
FY18 GUIDANCE

FY18 guidance as of December 31, 2017 (1)
	Operating revenue [2]	Adjusted EBITDA[2,3]	Rent[2]
Oil and gas	~$875M - $975M	~$40M - $50M [4]	~$130M - $140M [4]
U.K. SAR	~$215M - $230M	~$55M - $60M [4]	~$45M - $50M
Eastern	~$105M - $115M	~$(5M) - $0M [4]	~$10M - $12M
Airnorth	~$80M - $90M	~$5M - $10M	~$10M - $12M
Total	~$1.3B - $1.4B	~$100M - $115M 4	~$205M - $215M [4]

G&A expense	~$170M - $190M
Depreciation expense	~$120M - $130M
Total aircraft rent [4,5]	~$180M - $185M
Total non-aircraft rent [5]	~$25M - $30M
Interest expense [4]	~$65M - $75M
Non-aircraft capex	~$40M annually
_____________

(1)	FY18 guidance assumes FX rates as of December 31, 2017.

(2)	Operating revenue, adjusted EBITDA and rent for oil and gas includes corporate and other revenue and the impact of corporate overhead expenses.

(3)
Adjusted EBITDA for U.K. SAR and fixed wing (Eastern/Airnorth) excludes corporate overhead allocations consistent with financial reporting. Adjusted EBITDA is a non-GAAP measure of which the most comparable GAAP measure is net income (loss). We have not provided a reconciliation of this non-GAAP forward-looking information to GAAP. The most comparable GAAP measure to adjusted EBITDA is net income (loss) which is not calculated at this lower level of our business as we do not allocate certain costs, including corporate and other overhead costs, interest expense and income taxes within our accounting system. Providing this data would require unreasonable efforts in the form of allocations of other costs across the organization.

(4)	Updated from guidance provided in November 2017.

(5)	Total aircraft rent and total non-aircraft rent are inclusive of the respective components of rent expense for U.K. SAR, Eastern, Airnorth plus oil and gas.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016

	(In thousands, except per share amounts)
Net loss	$(9,937)	$(26,048)	$(97,079)	$(97,227)
Loss on disposal of assets	4,591	874	12,418	13,077
Special items	2,810	9,537	16,352	34,361
Depreciation and amortization	31,682	29,768	94,119	93,054
Interest expense	19,237	12,347	54,189	35,170
(Benefit) provision for income taxes	(13,419)	(3,560)	2,546	(11,038)
Adjusted EBITDA	$34,964	$22,918	$82,545	$67,397

Benefit (provision) for income taxes	$13,419	$3,560	$(2,546)	$11,038
Tax provision (benefit) on loss on disposal of assets	(2,130)	(1,953)	8,061	(5,858)
Tax provision (benefit) on special items	(15,448)	5,227	(1,272)	10,227
Adjusted (provision) benefit for income taxes	$(4,159)	$6,834	$4,243	$15,407

Effective tax rate (1)	57.5%	12.0%	(2.7)%	10.2%
Adjusted effective tax rate (1)	(26.1)%	37.9%	6.5%	29.9%

Net loss attributable to Bristow Group	$(8,273)	$(21,927)	$(94,757)	$(92,496)
Loss (gain) on disposal of assets	2,461	(1,079)	20,479	7,219
Special items	(12,638)	12,885	15,080	50,862
Adjusted net loss	$(18,450)	$(10,121)	$(59,198)	$(34,415)

Diluted loss per share	$(0.23)	$(0.62)	$(2.69)	$(2.64)
Loss (gain) on disposal of assets	0.07	(0.03)	0.58	0.21
Special items	(0.36)	0.37	0.43	1.45
Adjusted diluted loss per share	(0.52)	(0.29)	(1.68)	(0.98)
_____________

(1)
Effective tax rate is calculated by dividing benefit (provision) for income tax by pretax net loss. Adjusted effective tax rate is calculated by dividing adjusted benefit (provision) for income tax by adjusted pretax net loss. Tax provision (benefit) on loss on disposal of assets and tax provision (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of assets or special item.

	Three Months Ended December 31, 2017
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(2,810)	$(2,501)	(0.07)
Tax items (2)	—	15,139	0.42
Total special items	$(2,810)	$12,638	0.36

	Three Months Ended December 31, 2016
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(831)	$(583)	(0.02)
Additional depreciation expense resulting from fleet changes (3)	—	(761)	(0.02)
Goodwill impairment (4)	(8,706)	(7,857)	(0.22)
Tax valuation allowances (2)	—	(3,684)	(0.10)
Total special items	$(9,537)	$(12,885)	(0.37)

	Nine Months Ended December 31, 2017
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(15,160)	$(11,337)	(0.32)
Inventory impairment	(1,192)	(775)	(0.02)
Tax items (2)	—	(2,968)	(0.08)
Total special items	$(16,352)	$(15,080)	(0.43)

	Nine Months Ended December 31, 2016
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(18,083)	$(12,171)	(0.35)
Additional depreciation expense resulting from fleet changes (3)	—	(6,122)	(0.17)
Goodwill impairment (4)	(8,706)	(7,857)	(0.22)
Inventory impairment	(7,572)	(5,372)	(0.15)
Tax valuation allowances (2)	—	(19,340)	(0.55)
Total special items	$(34,361)	$(50,862)	(1.45)
_____________

(1)	Organizational restructuring costs include severance expense included in direct costs and general and administrative expense from our voluntary and involuntary separation programs.

(2)
Relates to a one-time non-cash effect from tax items including a $75.6 million benefit related to the revaluation of net deferred tax liabilities to a lower tax rate resulting from the enactment of the Tax Cuts and Jobs Act in December 2017 and ongoing impact of valuation of deferred tax assets and recent financings of $1.0 million, partially offset by the impact of deemed repatriation of foreign earnings under the Act of $61.5 million for the three months ended December 31, 2017. Relates to a one-time non-cash effect from tax items including a $75.6 million benefit related to the revaluation of net deferred tax liabilities to a lower tax rate resulting from the enactment of the Tax Cuts and Jobs Act in December 2017, partially offset by the impact of deemed repatriation of foreign earnings under the Act of $61.5 million, the ongoing impact of valuation of deferred tax assets of $14.7 million and a one-time non-cash tax effect from repositioning of certain aircraft from one tax jurisdiction to another related to recent financing transactions resulting in additional income tax expense of $2.4 million for the nine months ended December 31, 2017. Relates to a tax valuation allowance of $3.7 million against net operating losses in certain foreign jurisdictions for the three months ended December 31, 2016 and a tax valuation allowance of $11.0 million against foreign tax credits and $8.3 million against net operating losses in certain foreign jurisdictions for the nine months ended December 31, 2016.

(3)	Relates to additional depreciation expense due to fleet changes.

(4)	Relates to impairment of goodwill of Eastern Airways in our Europe Caspian region.